Exhibit 99.1

Northern Oil and Gas Announces $25 Million Senior Secured Revolving Credit Facility

WAYZATA, MINNESOTA --- January 6, 2009 --- Northern Oil and Gas, Inc. (“Northern Oil”) today announced that it has entered into a letter of intent with a financial institution for a senior secured, reserve-based revolving credit facility providing up to $25 million of financing for future drilling activities.  As proposed, $15 million of financing would initially be made available for drilling projects, specifically developmental drilling on Northern Oil’s North Dakota Bakken and Three Forks position.  The remaining $10 million of financing under the facility could become available upon subsequent recalculations of reserves based on the deployment of the immediately-available principal amount.  The facility will be available for a period of four years and will feature a floating rate of interest competitive with other senior secured revolving credit facilities provided to other companies in the oil and gas industry.  The facility will be subject to the usual and customary financial covenants.  Final execution of a definitive agreement regarding the credit facility is subject to various conditions, including completion of due diligence and negotiation of definitive loan documentation, among other things.

Northern Oil Chief Executive Officer Michael Reger commented, “This facility will enable us to fund the development of our substantial Bakken and Three Forks position throughout 2009.  In addition, the recent dislocation in near-term commodity prices has created an opportunity for us to aggressively exploit additional drilling opportunities.  We believe that the factors creating the lower commodity price environment we are currently experiencing will prove to be relatively short term in nature and we anticipate that a return to more normalized pricing will reward the companies with the foresight to continue development in this growing field.  With this facility and our forecasted cash flow from producing wells, we will be able to fund our 2009 development plans at a very competitive cost of capital.”

2009 CAPITAL BUDGET

Northern Oil participates on a heads-up basis in the drilling of wells in spacing units containing Northern Oil acreage.  Based on current permitting activities, Northern Oil anticipates the following capital expenditures and operating expenses in 2009:

Developmental Bakken Drilling                                                                           $  31,000,000

Conventional Exploratory Drilling                                                                           $  850,000

Capitalized Costs, Interest                                                                                     $  1,200,000

General & Administrative Expenses                                                                     $  2,000,000

Total Capital Expenditure and G&A                                                                   $  35,050,000

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company based in Wayzata, Minnesota.  Northern Oil's core area of focus is the Williston Basin, specifically the Mountrail County, North Dakota area Bakken and Three Forks trend. Northern Oil's secondary objective is conventional, 3D driven, oil and gas exploration and development throughout the Rocky Mountain region.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,”

“believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

INVESTOR RELATIONS CONTACT

772-219-7525